Exhibit 10.7

Machine Order		KRAMER/CAT

Sold to (complete name and address): General Bio Energy o/a Canadian Green Fuels
	(hereafter referred to as the Buyer)	If payment is delayed for any
1620 McAra Street		reason, this transaction will be
		registered as a conditional sale
Regina, Sk.	Postal Code: S4N 6H6

Phone #: 306-757-2463

Equipment: Michael Shenher
Customer Product Support:
Contact: Industry Code:
	625 Refining
The buyer offers to purchase the		hand or used goods are
sold without warranty whatsoever. New machine warranty is 12 months from date of delivery. Description in detail (including serial numbers where applicable)

1-New Caterpillar 246C Skid Steer Loader Serial # CAT0246CLJAY02747 (Unit# 380356)		$48,500.00
C/w Cab heater, A/c, S4 performance package		$0.00
H yd Quick Coupler, Air Seat, Beacon and 12X16.5 Tires		$0.00
		$0.00
1- New Cat 78" General Purpose Bucket with Bolt on Edge		$0.00
1-New Cat 78" General Purpose Bucket with Teeth		$0.00
1-New Cat 48" Pallet Forks Serial # 65SSFP012498 (unit # 380428F)		$0.00
		$0.00
		$0.00
****3 yr / 3000 hr Powertrain Warranty *****		$0.00
**** Cat Finance 60 month lease to a dollar *****		$0.00
		Total Sale $48,500.00
		Tire Fee 246C 1 $36.00
		P.S.T. 5% $2,425.00
		G.S.T. 5% $2,426.80
		TOTAL SALE $53,387.80
F.O.B. Regina, Sk.

Less trade-in. The buyer warrants and represents that he is the absolute owner of the trade-in described below, and that the same is free and dear of all liens, charges, and encumbrances whatsoever, and that it shall be in a like condition to that at the time it was appraised by Kramer Ltd. F.O.B. ( )

No Trade		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		$0.00
		Total Trade In $0.00
		TOTAL NET PRICE $53,387.80

The total net price is payable in full on delivery. Interest at 24% per annum will be charged on the unpaid balance.
The Buyer has read the terms and conditions set out in this document. A signed copy will be delivered to the Buyer.

Salesman: /s/ Mike Desautels		Date: 2008-10-17

CONDITIONS OF SALE

1. Title to the goods or equipment does not pass to the Buyer upon delivery but shall remain in the Seiler at Buyer's risk until the total purchase net price, interest and all costs are paid in full.
2. At any time prior to payment in full of the purchase price and interest if any the Seller may, with or without legal process, take possession of  the goods or equipment and for that purpose may enter forcibly or otherwise any premises where the goods are and may concurrently bring suit against the Buyer for the balance unpaid.
3. Goods or equipment as described in this contract shall include all attachments, accessories and replacements added to the goods and equipment after sale. Goods shall remain personal or movable property and shall not form part of any realty even though attached to it The Buyer will not remove the goods or equipment from the county or district in which he resides at the time of delivery until payment has been made in full nor will he surrender them to any other person or permit any lien to be placed against them.
4. Seller may recover by action at law possession of the goods or equipment in addition to concurrently with or after the exercise of any other rights of the Seller. Loss, injury or destruction of the goods or equipment after the delivery shall not release the Buyer from his liability.
5. After repossession the Seller may with or without notice sell the goods or equipment by private or public sale and the Seder may buy at any such sale. The price received shall be applied first to the costs incurred by the Seller for repossession, storage, repair and sale and the balance, if any, shall be applied against the amount due under this contact.
6. The seller will deliver the goods or equipment described unless prevented by strikes or other labour disputes, acts of God or other causes beyond the control of the Seller. Buyer accepts the manufacturer's written warranty (if any) for the goods or equipment and the Seller makes no warranty of any kind as to the merchantability or otherwise. Seller has made no warranty or representation as to suitability of the goods or equipment for any particular purpose.
7. The Buyer shall at his (its) own expense provide insurance in the name of the Seller and Buyer in an amount satisfactory to the Seller (including a loss-payable endorsement) against liability for bodily injuries including death and or property damage arising from all use of the equipment and to protect the Seller against loss or damage to the equipment to the value stated in the Description in Detail. Proof of insurance shall be delivered to the Seller prior to delivery date.
8. The Buyer accepts sole responsibility for the cost of any repairs or damage to the equipment from the date of delivery of the equipment from the Seller to the Buyer.
9. The total net price includes applicable custom duties, federal and provincial sales taxes in force at the date of the offer to purchase. Any changes prior to the date of the sale will be charged/credited to the Buyer.
10. This contract contains the entire agreement between the Seller and the Buyer and there are no other agreements, expressed or implied.
11. This Agreement shall be governed by and construed in accordance with the laws of the province or territory where the Purchaser resides.
12. In the event that any payment due hereunder is late, the purchase shall pay interest at the rate sat out in this contract and the interest shall be calculated on the amount of such payment from invoice date thereof until paid. The vendor may revise the rate of interest charged from time to time. Such interest shall be payable to the vendor forthwith on demand.
13. The Purchaser agrees with Kramer Ltd. that the Purchaser will be deemed to have accepted the Equipment fifteen days after the delivery date unless Kramer Ltd. Is notified to the contrary in writing within such fifteen day period.
14. This order when signed by the Purchaser shall be an irrevocable offer to purchase but shall not be binding upon the Vendor until the same shall have been approved and accepted by an Executive Officer of the Vendor, and when so approved and accepted it shall constitute a binding agreement upon the parties hereto.

In no event shall either party be liable for any indirect , special, consequential, incidental, or punitive damages of any sort, loss of profits, loss of revenues or loss of use any property or capital of the other party or any other person, or for disgorgement of profits or other restitutionary relief, whether based on contract, indemnity, statute, tort, negligence, restitution, strict liability or any other legal or equitable principle, arising directly or indirectly from any broach of this Agreement, fundamental or otherwise or from any tortuous acts or omissions of their respective employees, agents or representatives. This paragraph shall be independent of and shall survive any failure of the essential purpose of any limited remedy under the terms of this agreement, and shall apply even in the event of a fundamental breach of this agreement. The Sellers liability for damages, or other remedy of a monetary amount, arising out of or related to this agreement in any way, shall be limited to the value of the goods sold hereunder giving rise to the claim, and in no case shall exceed (sale price) in the aggregate.

This agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute but one and the same instrument.

This agreement may also be transmitted by facsimile, email or other electronic device and the reproduction of signatures by facsimile, email or other electronic device will be treated as binding as If originals.

The Buyer will receive a copy of this Order.

Dated at Regina, SK                                                                             this        17        day of    October______________, 2008

Buyer: General Bio Energy o/a Canadian Green Fuels

Address in full: 1620 McAra Street______________________      Order received by: X Kramer Ltd.

                          Regina, SK S4N 6H6______________________      PO#:___________________________________

Signature of Buyer: /S/ Michael Shenher _________________      Order accepted by:

Witness: _/s/ Witness________________________________      Date: _______________________________________

Kramer Ltd. Product link User Agreement

In the event this machine is equipped with Product Link I understand data concerning this machine, its condition, and its operation is being transmitted by Product Link to Caterpillar and/or its dealers to better serve me and to improve upon Caterpillar products and services. The information transmitted may include: machine serial number, machine location, and operational data, inducting but not limited to: fault codes, emissions data, fuel usage, service meter hours, software and hardware version numbers, and installed attachments. Caterpillar will not sell or rent collected information to any other third party and will exercise reasonable efforts to keep the information secure. Caterpillar Ina recognizes and respects customer privacy. I agree to allow this data to be accessed by Caterpillar and/or its dealers.

Customer name (printed): Michael Shenher                                                                                                                                           Company name:

Customer signature: X /s/ Michael Shenher__________________                                                                                                Date: